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                                                                    EXHIBIT 99.2
                                                                          , 1998

To all Dun & Bradstreet Stockholders:

     On         , 1998, the Board of Directors of The Dun & Bradstreet
Corporation ("D&B") declared a dividend of shares of The New Dun & Bradstreet Corporation ("New D&B") to achieve the reorganization of D&B into two separate companies.

     If you are a stockholder of D&B as of the close of business on          ,
1998, the record date for the dividend, certificates representing shares in New D&B will be mailed to you automatically. For each share of D&B you hold, you will receive one share of New D&B.


     In connection with the Distribution, D&B will change its name to "R.H. Donnelley Corporation" and New D&B will change its name to "The Dun & Bradstreet Corporation". Stock certificates representing your shares in New D&B will be sent to you on or about June 30, 1998. After the Distribution, the D&B stock certificates you currently hold will represent your investment in the "new" R.H. Donnelley Corporation. D&B stockholders should not send in their D&B stock certificates.


     Shares of New D&B will trade "regular way" on the New York Stock Exchange
beginning          , 1998. The symbol for New D&B will be "DNB" and the symbol for the "new" R.H. Donnelley Corporation will become "RHD".

     Detailed information on the reorganization plan and the businesses of New D&B and R.H. Donnelley is contained in the accompanying document, which we urge you to read carefully.

     The Board believes the reorganization will enhance management focus on the businesses allowing the two companies to pursue opportunities that will improve their competitive position, enhance their valuation and create wealth for stockholders.

                                          Sincerely,
                                          Volney Taylor
                                          Chairman and Chief Executive Officer
                                          The Dun & Bradstreet Corporation